EXHIBIT 99.2

AUTOBYTEL INC.

Moderator: Sean Mansouri
November 3, 2016
5:00 p.m. ET

Operator:
This is Conference # 93691416.

Operator:
Good afternoon, everyone. Thank you for participating in today's conference call to discuss Autobytel's financial results for the third quarter ended September 30, 2016.

Joining us today are Autobytel's President and CEO, Jeff Coats, the Company's CFO, Kimberly Boren, and the Company's outside Investor Relations Advisor, Sean Mansouri, with Liolios Group.

Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri:
Thank you, Amber. Before I introduce Jeff, I remind you that during today's call, including the question-and-answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the Safe Harbor statements contained in today's press release, the slides accompanying this presentation, and the Company's public filings with the SEC. Actual events may differ materially from those forward-looking statements.

Specifically, please refer to the Company's Form 10-Q for the quarter ended September 30, 2016, which was filed prior to this call, as well as other filings made by Autobytel with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

There are slides included with today's presentation to help illustrate some of the points being made and discussed during the call. The slides can be accessed by visiting Autobytel's website at www.autobytel.com. When there, go to “Investor Relations” and then click on “Events and Presentations.”

Please also note that during this call and/or in the accompanying slides, management will be disclosing non-GAAP income and non-GAAP EPS, which are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today's press release and/or in the slides, which are posted on the Company's website.

And with that, I'll now turn the call over to Jeff.

Jeff Coats:
Thank you, Sean. Good afternoon, everyone. Thank you for joining us today to discuss our third-quarter 2016 results. As a reminder to those of you new to Autobytel, we are a pioneer and the leading provider of online digital automotive services connecting end market buyers with our dealer and OEM customers to help them sell more cars and trucks.

Our third quarter was highlighted by the strong momentum of our advertising related click product, which has continued to exceed our expectation since acquiring AutoWeb in October 2015. For our new audience, the click product is one that facilitates a visitor clicking on a web advertisement and being taken to that advertiser's website. As simple as it may sound, AutoWeb's click platform allows Autobytel to provide dealers and OEMs with access to some of the highest intent car shoppers on the internet.

At the end of the quarter, we launched the beta version of our new lead enhanced product solution on AutoWeb.com. Initial customer feedback is positive so we will continue to develop similar new products that will ultimately help our dealer and OEM customers sell more cars and make the path to purchase easier and more enjoyable for consumers.

We also launched a new beta version of our UsedCars.com site. This revamped website is now fully responsive and mobile friendly. We are extremely excited about the strength of the UsedCars.com domain and will continue to invest in it in an effort to make it the premier used vehicle destination for consumers.

But before commenting further, I'd like to turn the call over to Kim and have her take us through the important details of our financial results. Kim?

Kimberly Boren:
Thanks, Jeff, and good afternoon, everyone. For those of you following along with our earnings presentation, on slide 4 you can see our third-quarter revenues increased 9 percent to a Q3 record $43.9 million compared to $40.2 million in the year-ago quarter. The increase in revenue was driven by growth in continued investment in our AutoWeb offer as well as the continued expansion of most OEM programs.

Lead revenue from automotive dealers (our retail channel) was $13.8 million compared to $15.3 million last year, while lead revenue from automotive manufacturers and wholesale customers (our wholesale channel) increased 6 percent to $21.1 million. The expected decline in retail revenues was driven by the transition of 190 retail dealers into one comprehensive OEM program in the second quarter of 2016. This transition has proven to be a success as overall revenues for the program have increased 25 percent.

Additionally, over the last 12 months, we have systematically reduced lower quality lead supply which in the short term has impacted both retail and wholesale revenue. However, longer term, it's providing positive results. In fact, early indicators such as three and six-month retail dealer retentions are both up nicely in the most recent periods. The overall increase in our wholesale channel was driven by continued strong demand from OEM customers.

Moving on to advertising, our advertising revenues increased 130 percent to $7.4 million, compared to $3.2 million in the year-ago quarter. The increase was both due to growth in display and other advertising, as well as a significant increase in click revenues.

On slide 5 you'll see click revenues in the third quarter increased 282 percent, to $5.5 million, compared to $1.4 million in the same period last year. The triple-digit year-over-year increase in click revenue was driven by continued strong growth in AutoWeb. The momentum in our click product is further evidenced by the 50 percent sequential increase from Q2.

Moving now to slide 6, you'll see that we delivered approximately 2.6 million automotive leads during the third quarter, compared to 2.8 million last year. Sequentially, lead volume increased 22 percent as a result of increased lead supply associated with high quality lead gen methodologies that have begun to replace the low-quality volume we removed over the last 12 months, together with normal seasonality and strong OEM demand.

Consistent with lead revenue, retail new leads were down 9 percent compared to the prior-year quarter while used leads were flat. 76 percent of leads were delivered to the wholesale channel, with the remaining 24 percent to the retail channel. Retail new leads invoiced per dealer remained constant year over year in the third quarter of 2016, and retail used leads invoiced per dealer was up 11 percent.

We delivered more than 95,000 specialty finance leads during the quarter, down 8 percent from the year-ago period. Despite the decline in leads, specialty finance lead revenue was relatively flat at $1.7 million compared to last year, reflecting our successful implementation of price increases.

On slide 7, you'll see we adjusted the dealer count to historically exclude the aforementioned retail dealers that were transitioned into a comprehensive OEM program in Q2 2016. As of September 30, dealer count stood at 4,271, an 8 percent decline over prior year. The decrease was driven by the expected dealer churn from the Dealix acquisition as we continue to focus on building stronger relationships with larger, more profitable dealers. I remind listeners that this figure does not include the dealers on our OEM network, which would otherwise be closer to 22,000 dealer franchises.

Now moving to slide 8, gross profit during the third quarter increased 3 percent to $15.8 million, and gross margin was 35.9 percent compared to 38.1 percent in the year-ago quarter. In the third quarter we made the decision to begin further investing in our traffic acquisition in order to accelerate the growth of our lead and click products. The decline in gross margin was due to the corresponding increase in traffic acquisition costs as we focus more on accelerated growth and incremental gross profit dollars as opposed to gross margin percentage.

Gross margin was also impacted by an increase in amortization of intangible assets associated with the acquisition of AutoWeb. We expect gross margin to continue in the mid 30 percent range over the next several quarters as we invest in our core products to grow revenues and ultimately profit dollars.

Total operating expenses in the third quarter were $11.5 million compared to $12 million in the year-ago quarter. As a percentage of revenues, total operating expenses were 26.2 percent compared to 29.8 percent in the third quarter of 2015, with the decrease largely attributable to non-recurring transaction related expenses in 2015, as well as cost savings from our IT development migration which was initiated in the first quarter of 2016.

While we’ve recognized significant cost savings over the course of the year, we plan to reinvest more going forward and further accelerate the growth opportunities we see in our business.

On a GAAP basis, net income in the third quarter increased 70 percent to $2.7 million or $0.21 per diluted share on 13.3 million shares. We expect our diluted share count in the fourth quarter to be around 13.5 million, and full year 2016 to be 13.4 million, contingent upon our share price and assuming current outstanding shares, warrants, options, and convertible debt remain constant.

For the third quarter, non-GAAP income, which adds back amortization on acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain on investment, litigation settlements, and income taxes, increased 26 percent to $6.5 million or $0.49 per diluted share compared to $5.2 million or $0.45 in the year-ago quarter. Cash provided by operations for the 2016 third quarter improved to $5.9 million compared to $5.1 million in the prior-year quarter.

On slide 9, you'll see that our cash balance remains strong, with cash and cash equivalents of $32.7 million at September 30, 2016, which represents a 36 percent increase from December 31, 2015. Total debt at September 30, 2016, was reduced to $23.1 million compared to $27 million at the end of 2015.

With that, I'll now turn the call back over to Jeff.

Jeff Coats:
Thank you, Kim. As I mentioned earlier, our third quarter was highlighted by the continued momentum of our click product and strong demand from most of our OEM customers. In addition, we successfully completed the beta launch of our new UsedCars.com site and lead enhanced product solution on AutoWeb.com.

I'll spend some time covering each of these topics, beginning with clicks. For those of you new to Autobytel, our click product came to us through our acquisition of AutoWeb, which is a pay-per-click programmatic advertising marketplace targeting the auto industry. This acquisition continues to exceed our expectations as the AutoWeb platform provides dealers and OEMs with access to some of the highest-intent car shoppers on the Internet.

As Kim noted earlier, the growth in AutoWeb's click revenue continues to accelerate, up 50 percent sequentially to $5.5 million. We are increasing volumes with existing clients and continue to add OEMs, large dealer groups, dealer agencies, and Tier II dealer associations. Additionally, the churn on this product continues to exceed expectations, well below the industry norms we are accustomed to.

When describing advertising spend in the automotive industry, activities are typically segmented into three tiers. Tier I is OEM national brand spend. Tier II is regional spend. And Tier III is advertising at the dealership level. It's important to note that for many OEMs, the Tier II regional associations have advertising budgets that are collectively larger than the OEMS national Tier I budgets.

And now with AutoWeb, in addition to Tiers I and Tier III, we have an attractive Tier II product offering for the first time in our history. These sophisticated clients recognize the flexibility of our AutoWeb technology and are eager to use it to get incremental high-intent traffic and to enhance the user experience and the efficiency of their entire ecosystem of consumer facing websites.

At the end of the third quarter, we rolled out the beta version of our new lead enhanced product solution on AutoWeb.com, where, upon the completion of a lead form, we are opening a map and/or tabs for dealers and advertisers to drive consumers to their respective websites. Though we will continue to test and refine the offer, we believe this handoff to a dealer or OEM's website will add value to our core leads product and increase closing rates for our dealer customers.

As mentioned earlier in the year, we've migrated our previously outsourced development resources to our in-house Guatemala operations. During the quarter we continued to invest in both our US and Guatemala development resources to further accelerate the growth of both our click and core leads products and especially our new UsedCars.com website. We currently plan to continue the investment in our products and in our development teams throughout 2017.

Moving on now to our strong lead volumes, in the third quarter, we began investing heavily in traffic acquisition to accelerate the replacement of the low-quality lead supply we had removed over the last 12 months with our own higher quality internally generated lead supply.

Through this investment, we were able to sequentially increase lead supply by 22 percent, more than double the historical seasonal range of 10 percent.

And as we have mentioned in previous quarters, OEMs tend to be very selective in their digital marketing spend, and they continue to demonstrate increasing demand for our high-quality leads. We believe this is a direct result of our commitment to quality, which was further reflected by our decision to walk away from low quality lead-gen methodologies that did not meet our high-quality requirements.

We expect to continue investing in our core leads products to continue to capitalize on the record level demand from our OEM and dealer customers. This investment will also support additional growth in our clicks products. Further, I remind listeners that when your account for leads that we deliver to OEMs, we are actually delivering leads to approximately 22,000 dealer franchises which includes our retail dealer network.

The breadth of our influence on the auto industry is further illustrated on slide 10, where you can see that sales from consumers submitting leads through Autobytel's network accounted for approximately 5 percent of all new light vehicle retail sales in the United States in 2015 and approximately 2 percent of all used car sales. We expect volume to have grown in 2016 and look forward to receiving the final updated IHS data when it's released early next year.

On slide 11, you'll see that our estimated average buy rate for internally generated leads in the third quarter was 17 percent. This figure includes the buy rate from Dealix leads, so we were pleased with our performance in raising the legacy Dealix lead quality up to the low end of our targeted range of 16 percent to 24 percent. Because of our ongoing commitment to lead quality, we are continuing to focus on enhanced methodologies to meaningfully increase the mix of internally generated leads from the current 80 percent level, while only utilizing volume from a small number of trusted suppliers who share our commitment to quality.

And on slide 12, as derived from IHS Automotive Reports, you will note that these estimated buy rates have remained consistently strong since Q1 2011, with Autobytel.com generating an average buy rate of 24 percent and all Autobytel internally generated leads at about 18 percent.

Used car lead revenue in the third quarter was up 5 percent sequentially to $3.8 million, driven by the strong recovery in quality lead supply from Dealix in late June. Our used car business remains a focal point for growth, and we continue to increase the level of resources dedicated to ramping our used car platforms for internal lead generation as well as incremental sales and marketing.

As noted earlier, we successfully launched the beta version of our new UsedCars.com site at the end of the third quarter. This new platform is being powered by our Car.com code base, AutoWeb's data, and our inventory services, all of which enable a very scalable operation. We continue to expect realizing more of the benefits of this new site in 2017.

As a reminder, retail used car leads still only represent about 7 percent of our total leads business today and approximately 9 percent of revenue, even though used car sales in the United States are two to three times that of new car sales by volume. We originally expected to see more growth in the used car product in 2016. However, a disproportional amount of the lower quality lead volumes we eliminated were used cars. With the launch of the new UsedCars.com, we expect to return to the originally anticipated growth levels.

It's also worth noting that we have seen many dealers begin to increase the level of investment in their used car businesses. In fact, the CEO of Auto Nation recently announced a major initiative to focus on used vehicles and launch used only retail locations. While several other large dealer groups, including Sonic Automotive, have also initiated similar strategies. This reinforces our decision to meaningfully invest in and grow our used car business, which we continue to view as a major opportunity.

Moving on to the industry outlook, as you can see on slide 13, Automotive News has the seasonally adjusted annual run rate, or SAAR, for total sales at 18 million units for October 2016, slightly down from 18.1 million units one year ago and up 2 percent compared to September 2016. And on slide 14 you'll see that in October, LMC Automotive and J.D. Power maintained their full year total light vehicle sales forecast at 17.4 million, a 0.2 percent decline from 2015. The forecast for retail light vehicle sales also remains at 14 million units, down 1.5 percent from 2015.

For listeners who follow the industry at large, you have likely seen the headlines highlighting October as the sixth monthly decline of new vehicle retail sales in 2016. Despite these industry dynamics, we've actually begun to experience increasing demand from our customers as they are now even more eager to get consumers into their showrooms to maintain their own top line growth.

Now moving on to our 2016 business outlook, highlighted on slide 15, we now expect 2016 revenue to range between $153 million and $155 million, an increase at the bottom end of our original guidance of $151 million to $155 million which represents an increase of approximately 15 percent to 16 percent from 2015. We expect non-GAAP income to range between $16.5 million and $16.9 million, representing an increase of approximately 7 percent to 10 percent with non-GAAP diluted EPS ranging between $1.23 and $1.26 compared to $1.22 in 2015, down from the original guidance of $1.39 to $1.43.

I want to take a moment to reinforce why we made the decision to moderate our 2016 non-GAAP EPS guidance. Q3 was a precursor for why we have made this decision to start investing now. Q3 allowed us to see what was possible from a revenue perspective while allowing some flexibility in margin.

The performance in Q3 provided a level of verification that we have the assets, core products, and talent to drive strong growth. It also gave us insight into where we needed further investment to fuel our growth. We are excited about the opportunities on our roadmap and we feel capitalizing on these opportunities now is the best thing to do for our business. We believe that adding talent, enhancing our products, growing traffic, and creating value across the company's assets will allow us to monetize these opportunities.

As we close out another strong year and look ahead to 2017, we'll continue to focus on providing our dealer and OEM customers with high quality, high-intent car buyers. Be it through new or used care leads, clicks, or one of our many value-added product offerings, we remain committed to helping our customers sell more cars and trucks.

Operator will now take questions.

Operator:
Thank you, sir. Ladies and gentlemen if you have a question at this time, please press star one on your telephone keypad. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. And one moment while callers queue for their question. And that’s star one for question.

Your first question comes from the line of Eric Martinuzzi with Lake Street Capital.

Eric Martinuzzi:
Thanks. Congratulations on a strong Q3. I have a question about the Q4 guidance though. I wanted to take a look at it just because this is I think the first true organic quarter that we get with the anniversary of the AutoWeb acquisition. If I look at the midpoint of the guidance, we're at about a 4 percent growth rate. Now I know there's some cross currents here because you did talk about really cleansing, the cleansing of the Dealix automotive leads. But when we kind of anniversary that, and I don't know whether that's Q2 or Q3, is this a mid-single digit growth story?

Or, given the investments that you're making now is this a high single digit story, potentially double digits? Just some insight there would be helpful.

Jeff Coats:
Eric, I would say the investments that we're making will increase the growth in our top line, accelerate the growth in our top line. We would normally be, I think, a high single digit grower. These new investments will, over the course of next year, accelerate that. So it's possible we would hit something in the higher levels, but what we would currently plan to do would be on our Q4 call, which will be in February next year, lay out a more detailed level of guidance for 2015 as well as some -- I'm sorry, for 2017. As well as provide some more insight for what the business should look like in the future.

Eric Martinuzzi:
Okay. And what is the anniversary of that, the kind of Dealix cleansing? Was it Q2 you said or was it Q3 for this year?

Kimberly Boren:
So we took most of it out in Q1. So from a clean quarter perspective, Eric, that would be Q2 2017.

Eric Martinuzzi:
Okay. And then you are definitely the engine behind the pay per click revenue. We're seeing that in the cost of goods kind of the tac being higher. Is that -- are you finding -- obviously they're profitable clicks that you're buying and turning into pay per click leads for your pay per click advertising for your own customers. Are you finding those available at a constant price or is the tac rising maybe at a higher cost per click for you? Or is it strictly a volume issue?

Jeff Coats:
Honestly, it's probably all over the board. There is no such thing as a constant price in the way we do business or when you do business with Google the way we do. It's individual auctions based on different strings of key words. So it's constantly in flux. You know, as we've discussed, overall pricing in a lot of these areas have increased over time.

We've been very successful with the additional investments we've been making in our business historically to stay ahead of that by producing better technology that ultimately yields us stronger conversion rates. So we are actually yielding more product out of what we're buying than we used to. So it's a daily struggle in our business.

Eric Martinuzzi:
Okay. And then lastly, back to the pay per click business, just phenomenal growth there, seeing that up 50 percent sequentially. Could you revisit again, who is the big consumer there? Who is the customer?

Is that -- you mentioned the Tier I, Tier II, Tier III, but is this an OEM buy, is it an agency buy? Who are you selling that to?

Jeff Coats:
I would say the largest group currently is at Tier I, it's at the manufacturer level. We also have some customers in the Tier II level and then we also have quite a few dealer customers some of whom we sold it to directly, but many of whom we sold it to through their agency, their advertising agency. So it's a little bit a mixed bag there across that.

I would say the growth prospects are very strong, however, across all three tiers. And I don't know if we've ever said this out loud like this before, but we barely scratched the surface on the clicks business. We have a very, very small number of customers on the click business right now as compared to the leads business. So just continuing to roll it out to some of our existing customers over time gives us a very significant growth opportunity with even existing customers.

Eric Martinuzzi:
Okay, thanks for taking my questions.

Operator:
Your next question comes from the line of Gary Prestopino with Barrington Research.

Gary Prestopino:
Good afternoon. Hi. I'm a little bit fuzzy on what exactly is going on here, Jeff. And maybe it's my understanding of the business as well as some of the internet guys, but you say you're increasing your investment in new products or existing products, and I thought we kind of went through that investment ramp the first half of this year.

And then also you're saying the gross margin is down and should continue to be down because of your acquisition costs, I guess whatever you're acquiring to drive AutoWeb growth. But my understanding of it from you was that the AutoWeb business carries a very high margin and should maybe mitigate some of what you're spending here and wouldn't erode the gross margin as much. So can you help me out on those two things.

Jeff Coats:
Sure. I think perhaps the misunderstanding is, the kind of business that we have is a business, being in digital and particularly now in the clicks business, where we have to constantly reinvest in the business to stay on the cutting edge of what's going on. So we've just started to scale up the clicks products. And every time we add customers, it's a new implementation, there's new development costs associated with it. As we add new traffic sources, there are new development costs and implementation costs associated with doing that. So it's kind of an ongoing -- we never finish the development work around some of those products.

When we began with AutoWeb, yes, it was extremely high margin because initially it was a rev share and everything that we brought into our P&L before we bought the rest of AutoWeb, was basically at a very high, almost 100 percent margin because of the rev share.

Once we bought them and started accounting for all of the costs, it looked initially, and was for a period of time, the gross margin was more in the 50 percent to 55 percent range. As we have continued to understand the product, expand the product, add new customers to the product and invest in the product, we have seen opportunities for continued growth as part of doing that.

In the third quarter, throughout the quarter, we were doing a lot of development experimentation trying to determine the best ways to generate traffic directly for the clicks product. Not just the traffic flow coming from the leads products, but new traffic designed specifically for that. I think I also mentioned to you that we weren't really sure where the gross margin would end up on the clicks product because we were looking for ways to accelerate our growth. And as part of doing that, we might have to moderate that margin as part of doing it.

We did make some of those determinations throughout the course of the third quarter. As we had the results to review moving into the fourth quarter, we made the decision, as opposed to turning down certain revenue streams, to maintain a higher margin but slow down our revenue growth, that we would in fact allow that revenue growth to continue at the margins that were currently then being generated.

So we are continuing to experiment with the growth in the business. There is a very significant growth opportunity here. And that's where, that's what we're in the process of trying to lay out and determine.

Gary Prestopino:
Thanks.

Jeff Coats:
It's a work in progress.

Operator:
Again, ladies and gentlemen, if you have a question at this time, simply press star one on your telephone keypad.

Your next question comes from the line of John Blackledge with Cowen.

John Blackledge:
Great, thanks. I hopped on a little late, so I apologize if these questions were asked.

But if we look out a couple of years, which tiers, OEM, dealer, etc., has the highest spend potential for the clicks business? How many dealers have ramped on the program, the clicks program at this point? Remind us about the retention.

And then what do you think the ultimate gross margin for the clicks business is? And then I have just one follow-up.

Jeff Coats:
Let me do sort of the last one first. We're not yet sure what the ultimate gross margin for the clicks business will be. As I was discussing a moment ago, we're still kind of in the experimentation phase there. In terms of the other stuff, there are huge budgets at I'd say the Tier II and Tier I levels. I would expect that most of our dollar revenue ultimately would probably be at Tier II and Tier I. I think there is also a significant opportunity at the Tier III level with dealers, but there are 30,000 franchises across the United States. You only get to them one by one or through their agencies, so it will take us longer to get to those in a meaningful way, but there's still a very large opportunity there.

I would say in the short term, it's probably Tier I, Tier II and then Tier III. But ultimately Tier II could prove to be a larger market for us because those budgets do tend to be larger than the national advertising budgets for some of the OEMs.

There are only a couple hundred dealers on the click product currently, or less than a couple hundred dealers on the click product currently. Very small slice. Big opportunity to grow for growth there. And I know there was another one and I'm not remembering it.

John Blackledge:
The retention, Jeff, of the dealers.

Jeff Coats:
Oh, yes. So, normally the churn in our industry is about 5 percent a month for dealers. Dealers are always looking for new products to spend their money on. In our core leads business we currently are below 4 percent after the two acquisitions we did that caused our own churn to jump up. The churn that we're currently seeing in the clicks business is well less than 1 percent just to give you an idea. It's been shockingly low.

But in the context of what we're hearing from our customers, is the quality of the traffic that they're buying from us is significantly higher than the traffic that they're able to find from any of the other providers out there currently. Which is not a big surprise because it's the traffic coming off of our lead gen operations which again is that 14 years of long tail search focused on identifying signals of intent to buy. So, we're really only trying to attract end market buyers that are looking to buy a car soon that we then sell the information to our dealer and manufacturer customers.

So I would say the churn profile in clicks is actually one of the most exciting parts of it so far because we run very hard in the leads business and you see the dealer churn numbers that we post every quarter. It's two steps forward some quarters and two steps back. We don't expect to see that in the clicks side of the business. We're very excited about it.

John Blackledge:
Yeah. That's great. Just a follow-up. In terms of the dollars, where are the dollars coming from---from the OEMs and the dealers? Is it traditional channels or digital or a mix?

Jeff Coats:
It's coming from their advertising budgets. I would assume some of it's coming as they move more offline advertising over, but I'm sure a portion of it is just being swung over from some of their digital budgets now. And I’m sure it's also somewhat different manufacturer to manufacturer.

John Blackledge:
Right. Thank you very much.

Operator:
At this time, this concludes our question and answer session. I would now like to turn the call back over to Mr. Coats for closing remarks.

Jeff Coats:
Thank you. Thanks to everybody for joining us on the call today. And I also want to thank our team of dedicated employees. I'll be at the RBC Conference in New York next week, so I look forward to talking to some of our investors there. Thank you.

Operator:
Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

END

NASDAQ: ABTL

autobytel
Your Lifetime Automotive Advisor

Autobytel Q3 2016 Results Presentation

November 3, 2016

Safe Harbor Statement and Non-GAAP Disclosures

autobytel NASDAQ: ABTL

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. Words such as "anticipates," "could," "may," "estimates," "expects," "projects," "intends," pending," "plans," "believes," "will" and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) the company intends to continue to develop products similar to its new lead-enhanced product solution on AutoWeb.com that the company believes will ultimately help its customers sell more cars, while making the path to purchase easier and more enjoyable for consumers; (ii) the company will continue to invest in usedcars.com in an effort to make it 'The' premier used vehicle destination for consumers; (iii) the company expects gross margin to continue in the mid-30% range over the next several quarters, as it invests in its core products to grow revenues and profitability; (iv) as a result of moving lead volume for approximately 190 of one of our OEM customer's retail dealers into one comprehensive OEM program, the company expects to continue seeing a YoY decline in the company's retail channel until the anniversary of the transition in Q2 of 2017; (v) the company plans to reinvest more going forward and to further accelerate the growth opportunities it sees in its business; (vi) the company expects its diluted share count in the fourth quarter to be around 13.5 million, and full year 2016 to be 13.4 million, contingent upon our share price and assuming current outstanding shares, warrants, options and convertible debt remain constant; (vii) the company plans to continue the investment in its products and in its development teams throughout 2017; (viii) the company expects to continue investing in its core leads business to continue to capitalize on the record level demand from its OEM and dealer customers; (ix) the company expects that the percentage of all new light vehicle retail sales in the U.S. in 2015, and of all used car sales in 2015 represented by consumers submitting leads through Autobytel's network will grow for 2016; (x) the company continues to expect realizing more of the benefits from its new usedcars.com site in 2017; (xi) the company expects 2016 revenue to range between $153 million and $155 million, which represents an increase of approximately 15% to 16% from 2015; (xii) the company expects non-GAAP income to range between $16.5 million and $16.9 million, representing an increase of approximately 7% to 10% from 2015; (xiii) the company expects 2017 non-GAAP diluted EPS to range between $1.23 and $1.26 compared to $1.22 in 2015; and (xiv) with the launch of the new usedcars.com, the company expects to return to the originally anticipated growth levels for used cars, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the Company's stock.

This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the appendix of this presentation. Autobytel's management believes that these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are better metrics for monitoring the Company's performance given the effects of the Company's net operating loss carryforwards, acquisitions and non-cash stock-based compensation. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure

Copyright © 2016 Autobytel Inc.

2

Q3 2016 Financial Summary

autobytel NASDAQ: ABTL

(vs. YoY)

- **Revenues increased 9%** to a Q3 record $43.9 million
- **Advertising revenues increased 130%** to $7.4 million
- **Click revenues increased 282%** to $5.5 million; up 50% sequentially from Q2
- **Net Income increased 70% to** $2.7 million or $0.21 per diluted share
- **Non-GAAP income increased 26% to** $6.5 million or $0.49 per diluted share

Net Income Up 70% to $2.7 Million or $0.21 per Share

3

Quarterly Revenue

Retail Dealer Automotive
OEM/Wholesale Automotive
Specialty Finance
Website Advertising
Revenue ($M)
Q3'13 Q4'13 Q1'14 Q2'14 Q3'14 Q4'14 Q1'15 Q2'15 Q3'15 Q4'15 Q1'16 Q2'16 Q3'16
21.6 20.7 27.0 25.9 27.4 26.0 26.2 30.4 40.2 36.4 36.2 36.1 43.9
1.0 0.7 0.7 0.8 1.1 1.6 1.6 2.0 3.2 3.7 3.8 5.3 7.4
1.6 1.4 1.6 1.9 1.8 1.6 1.6 1.6 1.7 1.6 1.6 1.6 1.7
11.5 11.1 12.5 10.9 11.7 11.5 11.7 13.9 20.0 17.1 16.3 16.4 21.1
7.6 7.4 12.2 12.3 12.8 11.3 11.3 12.9 15.3 14.0 14.6 12.9 13.8

- **Advertising:** Up 130% YoY due to increases in display and other advertising, as well as significant increase in click revenues
- **Wholesale:** Up 6% YoY on OEM/Wholesale demand, as well as benefit from the transition of 190 retail dealers to a comprehensive OEM wholesale program
- **Retail:** Decreased YoY due to systematic reduction of low quality volume and OEM/wholesale program transition

4

Click Product Continues to Accelerate

autobytel NASDAQ: ABTL

- Q3 click revenues up 282% YoY, reflecting significant volume growth and expanding revenue per click
- Launched beta version of new lead-enhanced lead product on Autoweb.com

Click Revenue (millions)
Up 50% Sequentially
$0.0
$0.0
$0.0
$0.1
$0.4
$0.4
$0.7
$1.4
$2.0
$2.6
$3.7
$5.5
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15[1]
Q1'16
Q2'16
Q3'16

1) Acquired AutoWeb October 1, 2015.

5

Lead Volume

autobytel NASDAQ: ABTL

Retail New
Retail Used
OEM / Wholesale
(millions)
Q3'13 1.4: 0.3, 0.1, 1.1
Q4'13 1.4: 0.3, 0.1, 1.0
Q1'14 1.7: 0.4, 0.1, 1.1
Q2'14 1.6: 0.4, 0.2, 1.0
Q3'14 1.7: 0.4, 0.2, 1.1
Q4'14 1.6: 0.4, 0.1, 1.1
Q1'15 1.6: 0.4, 0.2, 1.1
Q2'15 2.0: 0.4, 0.2, 1.4
Q3'15 2.8: 0.5, 0.2, 2.1
Q4'15 2.4: 0.5, 0.2, 1.8
Q1'16 2.3: 0.5, 0.2, 1.6
Q2'16 2.1: 0.4, 0.2, 1.6
Q3'16 2.6: 0.4, 0.2, 2.0

- **Total lead volume** up 22% sequentially due to increased supply associated with high quality lead generation methodologies, seasonality, and strong OEM demand; down YoY due to systematic reduction of lower quality leads over the last 12 months
- **Retail new leads** flat sequentially, and down slightly YoY due to transition of lead volume for 190 retail dealers to a comprehensive OEM program

6

Autobytel Footprint – Dealers

Retail New Franchises
Retail Used Franchises
3,455 3,468 4,842 4,547 4,348 3,989 3,897 4,893 4,664 4,573 4,551 4,412 4,271
1,266 1,262 1,765 1,665 1,550 1,464 1,424 1,788 1,692 1,624 1,627 1,569 1,508
2,189 2,206 3,077 2,882 2,798 2,525 2,473 3,105 2,972 2,949 2,924 2,843 2,763
Q313 Q413 Q114 Q214 Q314 Q414 Q115 Q215 Q315 Q415 Q116 Q216 Q316

- Retail new dealer count adjusted historically to reflect the transition of 190 retail dealers to a comprehensive OEM program in Q2’16
- Autobytel Q3 dealer count down 8% YoY due to expected dealer churn from Dealix
- Total dealer count includes an additional ~18,000 dealers throughout our OEM/Wholesale network

7

Financial Overview

autobytel NASDAQ: ABTL

	2015				2016			YoY Δ%
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q3
Revenue ($M)	$26.2	$30.4	$40.2	$36.4	$36.2	$36.1	$43.9	9%
Gross Profit ($M)	$10.1	$11.8	$15.3	$14.5	$13.6	$13.9	$15.8	3%
Gross Margin	38.5%	38.7%	38.1%	39.7%	37.6%	38.5%	35.9%	(220bps)
Operating Expenses ($M)	$8.9	$10.1	$12.0	$12.9	$14.5	$13.0	$11.5	(4%)
Operating Margin	4.5%	5.6%	8.3%	4.3%	-2.4%	2.6%	9.7%	140bps
Net Income/(Loss) ($M)	$0.8	$0.9	$1.6	$1.4	($0.7)	$0.4	$2.7	70%
GAAP EPS Diluted	$0.07	$0.08	$0.14	$0.10	($0.06)	$0.03	$0.21	47%
Non-GAAP Income ($M)[1]	$2.4	$3.5	$5.2	$4.4	$2.9	$3.2	$6.5	26%
Non-GAAP EPS[2]	$0.21	$0.31	$0.45	$0.33	$0.22	$0.24	$0.49	9%
Cash ($M)	$19.3	$16.0	$18.8	$24.0	$24.0	$27.1	$32.7	74%
Cash Flow From Operations ($M)	($0.5)	$3.0	$5.1	$4.6	$1.6	$4.6	$5.9	15%
Closing Stock Price	$14.77	$15.99	$16.77	$22.56	$17.36	$13.87	$17.80	6%

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain on investment, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See appendix for reconciliation.

Q3 Record Revenue Drives Strong Cash Position

8

Balance Sheet Supports Growth

autobytel NASDAQ: ABTL

- $32.7 million cash
- $14.1 million term loans, $8.0 million revolving line of credit, $1.0 million convertible note
- As of Dec 31, 2015, $139.6 million net operating loss carryforwards
  - $88.2 million federal; $51.4 million state
  - Federal NOLs do not expire until 2021 and beyond

Select Balance Sheet Items

$ Millions	**Sept 30, 2016**	**Dec 31, 2015**
Cash & cash equivalents	$32.7	$24.0
Receivables	32.1	28.1
Net deferred tax assets	20.9	21.5
Total assets	**162.1**	**153.6**
Debt	23.1	27.0
Total liabilities	**45.4**	**45.4**
Total stockholders' equity	**116.8**	**108.2**

$32.7 Million in Cash, $139.6 Million in Net Operating Loss Carryforwards

9

Autobytel Leads Drive Car Sales

autobytel NASDAQ: ABTL

- Consumers submitting leads via Autobytel network accounted for 2.5 million+ new retail sales from 2011-2015
  - This represents an **average of ~4% of all U.S. Light Vehicle New Retail Sales from 2011-2015**
  - **Increased to ~5%** of U.S. LV New Retail Sales for 2015
- Consumers submitting leads via Autobytel network accounted for an **average of ~2% of all U.S. used car sales from 2011-2015**
- Consistent growth despite minimal investment in the used car business from 2011-2014

U.S. LV New & Used Retail Sales by Autobytel Consumers
Retail Used
Retail New
388,578
443,274
435,221
469,422
501,688
483,923
590,087
539,775
606,302
614,349
669,987
813,990
2011
2012
2013
2014
2015
2016E

Autobytel Consumers Accounted for ~5% of Annual US LV New Retail Sales

10

High Buy Rates with Validated Attribution

autobytel NASDAQ: ABTL

- **We provide buy rates**, derived from IHS Automotive data[1], that estimate how many consumers who submitted leads through the Autobytel network convert to purchases, or how many leads were lost to other dealers.
- **Most competitors rely only on feedback from dealers/manufacturers** with minimal attribution.
- **Buy rate information provides the ability to drive pricing with dealers,** as well as incremental lead volume.
- Internally generated leads account for ~80% of leads sold by Autobytel.

IHS Automotive Lead Conversion Data[2]
(Consumers who Submitted a New Vehicle Lead & Bought New)

27%
17%
12%
9%
8%
4%
Internally-generated Autobytel leads have a buy rate of 17% to 27% — significantly higher than those we source from 3rd parties or purchase from our competitors
Autobytel.com Website
All ABTL Internally Generated
Other 3rd Party Supplier
Competitor/ Supplier A
Competitor/ Supplier B
Competitor/ Supplier C
80% of Leads Sold by Autobytel
20% of Leads Sold by Autobytel (Sourced from 3rd Parties or Competitors)

1) Autobytel contracts with IHS Automotive, a leading provider of market insights and measurement solutions driven by Polk Data, to statistically measure the performance of leads submitted through the Autobytel Network.
2) Buy rates are calculated using a three-month rolling average of 90 day close rates.

Autobytel Internally-Generated Lead Buy Rate is 3x Industry Average of ~6-8%

11

Average Buy Rate[1]

- **We have a proven track record** of providing high quality leads
- Autobytel's leading edge SEM practice featured in several Google White Papers
- We have consistently maintained these high buy rates since Q1 2011
  - **Autobytel.com avg. buy rate = 24%**
  - **All internally generated avg. buy rate = 18%**

IHS Buy Rates - Autobytel.com
25%
22%
24%
24%
25%
26%
25%
22%
27%
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16

IHS Buy Rates - All Internally Generated Autobytel
21%
18%
18%
18%
20%
19%
17%
16%
17%
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16

1) Only Q1-Q3 2016 include estimated contribution from Dealix.

12

Monthly Retail Auto Sales Forecast[1]

autobytel NASDAQ: ABTL

U.S. SAAR – October 2015 to October 2016
(millions)
18.1
18.2
17.3
17.6
17.5
16.5
17.4
17.4
16.6
18.1
16.8
17.7
18.0
Oct '15
Nov '15
Dec '15
Jan '16
Feb '16
Mar '16
Apr '16
May '16
Jun '16
Jul '16
Aug '16
Sept '16
Oct '16

- October 2016 SAAR for total sales:
  - 18.0 million units[2]
  - **Down 1% YoY**
- October 2016 projected SAAR for retail sales:
  - 14.3 million units
  - **Down 3% YoY**

1) J.D Power/LMC Automotive
2) Actual as reported by Automotive News

Autobytel On Track to Exceed Industry Growth

13

Annual Retail Auto Sales Forecast[1]

autobytel NASDAQ: ABTL

U.S. LV Sales Forecast – 2007 to 2016E
(millions)
Retail LV Sales
Total LV Sales
-2%
16.1
-2%
12.8
-18%
13.2
-17%
10.6
-21%
10.4
-19%
8.6
12%
11.6
7%
9.2
9%
12.7
12%
10.3
14%
14.5
14%
11.7
8%
15.6
9%
12.8
6%
16.5
6%
13.6
6%
17.5
5%
14.3
-1%
17.4
-2%
14.0
2007A
2008A
2009A
2010A
2011A
2012A
2013A
2014A
2015A
2016E

- 2016 U.S. light vehicle sales forecast remains at 17.4 million units
  - **Down 0.2% YoY**
- 2016 U.S. retail light vehicle sales forecast remains at 14.0 million units
  - **Down 1.5% YoY**

1) J.D Power/LMC Automotive

Autobytel On Track to Exceed Industry Growth

14

2016 Outlook[1]

autobytel
NASDAQ: ABTL

	Low	High
Revenue	**$153.0**	**$155.0**
Growth	*15%*	*16%*
Non-GAAP Income	**$16.5**	**$16.9**
Growth	*7%*	*10%*
Non-GAAP Diluted EPS[2]	**$1.23**	**$1.26**
Growth	*~ flat*	*3%*

Revenue
Non-GAAP Diluted EPS
20% REVENUE CAGR FY11 – FY15
$64M
$0.28
$67M
$0.40
$78M
$0.48
$106M
$0.83
$133M
$1.22
$153M-$155M
$1.23-$1.26
FY11
FY12
FY13
FY14
FY15
FY16E

1) Guidance updated and effective only on November 3, 2016.

2) Non-GAAP Income and Non-GAAP EPS are defined as net income, plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain on investment, severance costs and acquisition related expenses, plus litigation settlements, divided by weighted average diluted shares outstanding. The company has not provided a reconciliation of its 2016 non-GAAP diluted EPS guidance to the most directly comparable GAAP financial measure because the effect, timing and potential significance of the effects of tax considerations, primarily related to the company's net operating loss carryforwards, are out of the company's control and/or cannot be reasonably predicted. Consequently, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

15

Contact Us

autobytel
NASDAQ: ABTL

COMPANY CONTACT

Autobytel

Kimberly Boren

Chief Financial Officer

949-862-1396

kimb@autobytel.com

AUTOBYTEL

18872 MacArthur Blvd

Irvine, CA 92612

INVESTOR RELATIONS

Liolios

Cody Slach or Sean Mansouri

949-574-3860

ABTL@liolios.com

autobytel
Your Lifetime Automotive Advisor

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.

The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com, and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online. Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

16

Appendix

- *High ROI for Dealers*
- *Reconciliation Table*
- *Mobile Products*
- *Ancillary Products & Investments*

17

High ROI for Dealers

autobytel NASDAQ: ABTL

- Given Autobytel's high conversion rates, our cost per lead model provides a favorable ROI for dealers
- The higher the conversion rate, the greater the price disparity
- Historical average close rate in auto industry is 6-8%
  - **Autobytel estimated buy rate is 17-27%**
- Autobytel cost to dealer represents about half of all dealers' normal marketing expense **at $608**[1]

Average Dealer Cost Per Sale[2]

$399
$299
$367
$275
$220
$147
$116
Used Cost Per Sale
New Cost per Sale
6% Dealer Close Rate
8% Dealer Close Rate
10% Dealer Close Rate
15% Dealer Close Rate
19% Dealer Close Rate
Competitor
Average Leads Provider
autobytel

1) National Automobile Dealer Association (NADA), 2014.
2) Calculated with an average cost of $22 per lead.

Purchasing Leads From Autobytel Generates a Favorable ROI

18

Non-GAAP Income & EPS Reconciliation

autobytel NASDAQ: ABTL

	2015				2016		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net Income/(Loss) ($M)	$0.8	$0.9	$1.6	$1.4	($0.7)	$0.4	$2.7
Amortization of Acquired Intangibles ($M)	$0.4	$0.5	$0.7	$1.4	$1.4	$1.4	$1.5
Non-Cash Stock Compensation ($M)	$0.7	$0.6	$0.7	$0.7	$1.4	$0.9	$0.9
Income Taxes ($M)	$0.3	$0.6	$1.5	$1.0	($0.4)	$0.3	$1.3
Litigation Settlements ($M)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)	$0.0	($0.0)
Gain on Investment ($M)	$0.0	$0.0	$0.0	($0.6)	$0.0	$0.0	$0.0
Acquisition / Severance Expenses ($M)	$0.3	$0.9	$0.7	$0.5	$1.3	$0.1	$0.0
Non-GAAP Income ($M)[1]	$2.4	$3.5	$5.2	$4.4	$2.9	$3.2	$6.5
Weighted Average Diluted Shares (k)	11,097	11,057	11,540	13,397	13,346	13,295	13,337
Non-GAAP EPS[2]	$0.21	$0.31	$0.45	$0.33	$0.22	$0.24	$0.49

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain on investment, severance costs and acquisition related expenses, plus litigation settlements.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding.

19

Mobile Products

autobytel NASDAQ: ABTL

autobytel mobile

Suite of Mobile Products & Services

Text CBAUTO
TO 50123
To speak to
a Sales Rep

Text Marketing

Autobytel Mobile is a leader in providing texting services to dealerships. Text message marketing can be used on window stickers, showroom displays, billboards, print, TV, radio, and dealership websites.

Mobile Websites

Award winning mobile sites convert traffic into real time leads.

TextShield®

Enables 2-way text conversations in a centralized and controlled environment.

Consumer Text
Text In Text Out
CRM
Dealer Text Via Gateway

TextShield Gateway is the Centerpiece of Our Complete Mobile Suite

Apps

Features and functionality allow dealerships to stay engaged with customers by having them download a Dealer Branded App.

Send2Phone

2014 Chevrolet Cruze LS
Ext Color: Red Hot
Int Color: Gray
Trans: Manual
Body Style: Sedan
MPG: 25 / 36
Send To Phone

Enables consumers to send tactical mobile landing pages to their cell phones via SMS.

Autobytel Enables Dealers to Reach the Increasingly Mobile Consumer

20

Ancillary Products & Investments

autobytel
NASDAQ: ABTL

SaleMove
From autobytel

- SaleMove technology allows dealers to interact with consumers in real-time through whichever method they choose (i.e. live video, phone, text-based chat, etc.).

GoMoto

- Invested in GoMoto: An interactive digital solution for dealer showrooms/service centers
- Designed to drive customer engagement and increase conversion

PAYMENTPRO
by autobytel

- Enables consumers to shop by payment with their PC or mobile device
- Provides dealers with pre-qualified customers

Redefining How Customers Interact With Dealers

21